Exhibit 4.22

Financial Advisory Services Agreement

I. Parties

Party A (Client): Intercont (Cayman) Limited

Party B (Advisor): Atlas Capital Strategies LLC

Here as Party A is a company listed in the United States and intends to enhance capital operation efficiency and achieve strategic development goals, Party A hereby engages Party B to provide professional financial advisory services. After friendly consultation, the parties agree as follows:

II. Scope of Services

Party B shall provide the following services to Party A, including but not limited to:

1.	Strategic Planning and Capital Market Analysis
Party B shall assist Party A in analyzing market trends, company valuation, and potential financing opportunities, formulate short- and long-term strategic plans, and provide industry benchmarking analysis and capital market positioning advice.

2.	Financing and Capital Operation Advisory
Party B shall provide consulting services on capital structure optimization, equity financing, debt financing, etc., according to Party A's financing needs, and assist Party A in negotiations with potential investors, banks, and other financial institutions.

3.	Public Market Financing Advisory
Party B shall provide advisory services on financing activities in the public markets, including but not limited to follow-on offerings, private investments in public equity (PIPEs), and the issuance of convertible bonds or other equity-linked securities.

4.	Shareholding Structure Optimization Party B shall provide advice on optimizing Party A's shareholder structure to enhance corporate governance efficiency, market appeal, and capital market value.

5.	Mergers, Acquisitions, and Asset Restructuring
Party B shall provide comprehensive advisory services in Party A's M&A, acquisitions, or asset restructuring, including but not limited to target screening, transaction structuring, due diligence, transaction negotiation, contract drafting, and post-deal integration.

6.	Financial and Tax Planning
Party B shall provide Party A with professional advice on tax planning, cost control, and financial management optimization, and assist in reviewing and improving Party A's financial statements.

7.	Other Customized Services Party B shall provide other financial advisory services based on Party A's actual needs, subject to separate written confirmation between the parties.

III. Contract Amount and Payment Terms

1.	Service Fees
The total service fee under this Agreement is USD 1,317,000 (exclusive of applicable taxes). Party A shall pay the total amount to Party B in a single installment within forty-five (45) business days after the execution of this Agreement.

2.	It is expressly agreed that the aforementioned service fee constitutes the full and exclusive compensation payable to Party B for all services rendered under this Agreement. Party A shall have no obligation to pay any additional fees, commissions, or other compensation to Party B in relation to any investors, financing channels, or transaction counterparties introduced by Party B, regardless of whether Party A ultimately enters into any agreement or transaction with such introduced parties.

3.	Payment Method
Party A shall remit the fees by wire transfer to Party B's designated bank account. Specific payment details shall be separately confirmed upon execution of this Agreement. All payments shall be accompanied by corresponding payment vouchers.

4.	Taxes
All fees shall be calculated and paid in accordance with applicable U.S. tax laws, including but not limited to VAT, sales tax, and business tax. If applicable taxes are borne by Party A, Party A shall ensure that Party B receives the full contract amount.

IV. Rights and Obligations of Party A

1.	Provision of Necessary Information and Support
Party A shall timely provide Party B with all necessary documents, data, and information, including but not limited to financial statements, contracts, asset lists, and market analysis reports, to enable Party B to perform its duties. Party A warrants that all information provided is true, complete, and accurate, and shall be legally responsible therefor.

2.	Supervision and Cooperation
Party A shall fully cooperate with Party B’s work, ensure smooth performance of services, and shall have the right to supervise and review Party B’ s work, and to request modifications or resubmissions.

3.	Timely Payment
Party A shall pay service fees in accordance with the payment schedule and provide payment vouchers. If Party A fails to pay on time, Party B shall have the right to suspend services until the issue is resolved.

4.	Use of Deliverables
Party A shall have the right to use all deliverables, reports, advice, and documents provided by Party B in its business operations and decision-making, but may not disclose them to third parties without authorization.

V. Rights and Obligations of Party B

1.	Provision of Professional Services Party B shall provide high-quality professional financial advisory services as agreed, following industry standards and employing qualified personnel.

2.	Confidentiality Obligations
Party B shall keep confidential all trade secrets, financial data, and business plans of Party A obtained during service delivery, and shall not disclose or use such information without Party A’ s written consent. This obligation shall survive termination of this Agreement.

3.	Compliance with Laws
Party B shall comply with all applicable U.S. and relevant jurisdictional laws, regulations, and industry standards, including but not limited to securities laws, corporate laws, and anti-money laundering laws.

4.	Timely Delivery Party B shall complete agreed services on time and deliver relevant reports or documents as required. If Party B fails to deliver on time, Party A may hold Party B liable for breach.

5.	Supervision and Review
Party B shall cooperate with Party A’ s supervision, review, and evaluation to ensure service quality and progress. If Party A raises objections, Party B shall promptly make improvements.

VI. Confidentiality

1.	Definition of Confidential Information
Confidential information refers to all non-public information disclosed during the performance of this Agreement, including but not limited to trade secrets, financial data, customer lists, and transaction details.

2.	Confidentiality Obligations
Both parties agree that during the term of this Agreement and for three (3) years thereafter, they shall not disclose, reproduce, or use confidential information in any form without the other party’s written consent, unless required by law.

3.	Legal Exceptions
If disclosure is required by law, government orders, court orders, or regulatory authorities, the disclosing party shall notify the other party in advance so that it may seek protective measures.

4.	Survival The confidentiality obligations under this Article shall survive termination of this Agreement for three (3) years.

VII. Liability for Breach

1.	General Liability
Any party breaching this Agreement and causing losses to the other shall be liable for damages, including direct and indirect losses, reasonable attorneys’ fees, and litigation costs.

2.	Payment Default
If Party A fails to make timely payment, Party B may suspend or terminate services until payment is completed. If Party A fails to pay within thirty (30) days, Party B may terminate this Agreement and claim damages.

3.	Service Quality Default
If Party B fails to provide services as agreed, Party A may require rectification within a reasonable period; if not remedied, Party A may terminate the Agreement and claim damages.

4.	Liquidated Damages In case of breach, the breaching party shall pay 10% of the total contract amount as liquidated damages, in addition to compensating other losses.

VIII. Term of Agreement

1.	Commencement and Term This Agreement shall take effect upon signature and seal by both parties and shall remain valid for twelve (12) months, extendable upon mutual agreement.

2.	Renewal and Extension If Party A wishes to renew or extend, it shall notify Party B thirty (30) days prior to expiration, and both parties shall negotiate in writing.

IX. Dispute Resolution

1.	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

2.	Any dispute arising out of or relating to this Agreement shall be resolved by friendly negotiation; if negotiation fails, the dispute shall be submitted to arbitration administered by the American Arbitration Association (AAA) in accordance with its Commercial Arbitration Rules. The seat of arbitration shall be Wilmington, Delaware. The arbitral award shall be final and binding on both parties.

X. Miscellaneous

1.	This Agreement shall take effect upon signature and seal by both parties.

2.	This Agreement is executed in two (2) counterparts, with each party holding one (1), both having equal legal effect.

3.	Matters not covered herein may be stipulated in a written supplementary agreement, which shall have equal legal effect with this Agreement.

Party A (Client): Intercont (Cayman) Limited

Signature/Seal:

Date:__10th July, 2025________

Party B (Advisor): Atlas Capital Strategies LLC

Signature/Seal:

Date:__12th July, 2025________

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